Exhibit 4.21

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INTERNATIONAL LOAN CONTRACT
Itaú BBA International plc
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LOAN 4131

INTERNATIONAL LOAN CONTRACT No. 20140314

Table I -- LENDER
ITAÚ BBA INTERNATIONAL PLC, a financial institution incorporated under the laws of England and Wales, with offices in the City of London, UK, 20 Primrose Street, 20th floor, EC2A 2EW (hereinafter referred to simply as "IBBAInt” or "CREDITOR")

Table II -- DEBTOR
Name/Business Name: Geopark Brasil Exploração e Produção de Petróleo e Gás Ltda	CPF/CNPJ: 17.572.061/0001-26
Address: Avenida Jornalista Ricardo Marinho, No. 360, Room 118 -- Barra da Tijuca
City: Rio de Janeiro	State: Rio de Janeiro	Postal Code: 22.631-350
☒ Not applicable
Table III -- GUARANTORS
Name/Business Name:	CNPJ/CPF/:
Address:
City:	State:	Postal Code:
Table IV -- FEATURES OF THE LINE OF CREDIT
Table IV - FEATURES OF CREDIT LINE
a) Amount of Line of Credit: USD 70,450,000.00 (Seventy Million Four Hundred Fifty Thousand United States Dollars)
1. Currency of Obligation:
☒ U.S. Dollars
2. City Mint of Obligation:
☒ New York, NY
3. Availability Period of Line: from 20 February 2014 to 31 March 2014, inclusive.
4. Equivalent value of the Line of Credit in national currency as of this date: R$ 165,458,870.00.

b) Charges
1 Interest: Calculated at the Interest Rate applicable to each Loan provided in the respective Request for Disbursement
1.1. Frequency of LIBOR: This is provided in the respective Disbursement Request for each loan.

2. Withholding tax on interest will be supported economically at the expense of:
2.1. ☒ the DEBTOR
2.2. ☐ the LENDER
2.3. Income tax rate: 15%; with gross-up 17.647%.

3 Additional Compensation:
☐ Not applicable.
☒ 0.50% (zero point fifty percent) of the Value of the Line of Credit, payable on the Date of Disbursement.

4. Commitment Fee:
☐ Not applicable.
☒ 0.75% (zero point seventy-five percent) per year calculated on a pro rata basis on the Amount of the Line of

Credit not disbursed during its Availability Period payable on the last day of the Line’s Availability Period or the date on which the Amount of the Line of Credit would have been disbursed, whichever occurs first.

5. Non-Use Fee
☐ Not applicable.
☒ 0.27% (zero point twenty-seven percent) per year calculated on (i) the amount of the Line of Credit that has not been disbursed on the last day of the Availability Period, payable on such date and (ii) Amount of each portion of the Line of Credit the DEBTOR canceled before the end of the Availability Period, payable on such date of cancellation.

c) Disbursements
1. Disbursement Date: The date so described in the Request for Disbursement.
2. Maximum Number of Disbursements: (01) One
3. Minimum Amount of Disbursement: 70,450,000.00 USD (Seventy Million Four Hundred Fifty Thousand United States Dollars)
4. Instructions for Disbursement: for each Loan, as described in the relevant Disbursement Request.

Table V -- INFORMATION FOR COMPLETING THE ROF [Record of Financial Transaction]
1. Person responsible for transaction: Dimas Ferreira da Silva Coelho 2. Position: Administrator 3. Nationality: Brazilian 4 Telephone: (21) 3596-2202 5. RG: 3684643 6. CPF: 667269807/87
Table VI -- OTHER GUARANTEES
Parent Guarantee given by Geopark Limited, a company headquartered in Bermuda.
Fiduciary Assignment of Receivables arising in the Agreement for Purchase and Sale of Natural Gas No. 48000.003518/97-82 entered into by Rio das Contas Produtora de Petróleo LTDA and Petróleo Brasileiro SA - Petrobrás.

Table VII -- CREDITOR’S CURRENT ACCOUNT Itaú BBA International plc
Bank: HSBC Bank USA, NY, US	Financial Agency: NY	Account No. 000155098	ABA: Swift Code: MRMDUS33
Table VIII -- PROMISSORY NOTES
One in an amount equal to the Amount of the Line of Credit and another in the amount of 30% (thirty percent) of the Amount of the Line of Credit, referring to the estimated total interest on the Amount of the Line of Credit.

CLAUSE 1. Definitions -- Terms typed with initial capitals in the tables above have the meanings assigned to them and the following terms, when used with initial capitals in this Line of Credit Agreement (this contract, as supplemented by the Requests for Disbursement, will hereinafter be designated "Contract"), will have the following meanings:

Affiliate: means, with respect to a person, any entity directly or indirectly controlled, that controIs, or is under common control with such person.

Civil Code: means Brazilian Federal Law No. 10.406 law of January 10, 2002 (as amended from time to time).
Date of Signature: means the date this Contract is signed.
Interest Payment Date: For each Loan, each date so described in Annex I of the relevant Request for Disbursement.
Principal Payment Date: For each Loan, each date so described in Annex I of the Request for Disbursement.
Business Day: means any day except Saturday or Sunday, on which banks are not closed or required or authorized to close and are conducting exchange transactions in São Paulo, Rio de Janeiro, Brasilia (Brazil), London (England), Lisbon (Portugal) and/or in the City of the Money of the Obligation, and for purposes of determining LIBOR, also in London (England).
Documents: means this Contract and its Annexes, Promissory Notes, Requests for Disbursement, guarantee instruments mentioned in Table VI, and any other document guaranteeing the present Contract and/or any Promissory Note.
Noncompliance: means an instance of default in terms of Clause 12 below, or any event that except for the passage of time or failure to notice would be an event of default described in Clause 12 below.
ITAÚ: Means Itaú Unibanco SA, a financial institution with offices in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, No. 3400, 4th floor (Section), enrolled in the National Registry of Corporate Taxpayers of the Finance Ministry ("CNPJ/MF") under No. 517.298.092/0001-30;
Patriot Act: Means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, United States Public Law 107-56 (U. S. Patriot Act).
Laws relating to Trade and Economic Sanctions and Counterterrorism: means any related to economic or trade sanctions, terrorism or money laundering laws, including, among others, Executive Order 13224, the Patriot Act, regulations administered by OFAC, Trading With the Enemy Act (12 USC § 95) and International Emergency Economic Powers Act (50 USC § 1701-1707).
LIBOR: means (i) the Disclosed Rate; (ii) Interpolated Disclosed Rate (if the Disclosed Rate is not available in the Interest Period) and (iii) the Rate of the Reference Banks (if the Disclosed Rate is not available for the currency in question or for the Interest Period and it is not possible to calculate the Interpolated Disclosed Rate), considering that:

Disclosed Rate means the London Interbank Offered Rate -- "LIBOR" offered on the London Interbank Market for deposits in the Currency of Obligation for a period similar to that for the applicable Interest Period and for amounts similar to the similar to the amounts of CREDIT not yet amortized, disclosed at 11 00 (eleven) a.m. of the second Business Day before the beginning of each Interest Period on the Bloomberg BBAM page (or other page that may replace it), or failing that, by Reuters or other proper means of dissemination;

Interpolated Disclosed Rate means the rate resulting from interpolation of LIBOR calculated linearly between (i) the Disclosed Rate for the longer period (for which the Disclosed Rate is available) that is less than the Interest Period and (ii) the Disclosed Rate for the shorter period (for which the Disclosed Rate is available) that exceeds the Interest Period; and

Rate of the Reference Banks means the rate that is the arithmetic mean (rounded, if necessary, to the first two decimal places) of two (2) rates of deposits in the Currency of Obligation offered by two (2) member banks in the London Interbank Market, to be determined by the CREDITOR.

Lists of restrictions means, collectively, the OFAC lists (as defined below) and other similar lists issued by, but not limited to, the United Nations and European Union.
OFAC Lists: means, collectively, the list of Specially Designated Nationals and Blocked Persons maintained by OFAC or any list of people issued by OFAC in accordance with Executive Order 13224 -- Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, in effect as of this date, or any similar list issued by OFAC.
Margin: For each financing, the rate so described in the respective Request for Disbursement.
OFAC: means the Office of Foreign Assets Control of the United States Department of the Treasury.
Request for Disbursement: signifies a Loan request in the form of Annex A to this Contract.
Interest Period: With respect to the first Interest Period for each Loan, the period that starts on the respective Disbursement Date and ends on the day immediately preceding the first Interest Payment Date; and with respect to the other periods, the period beginning on an Interest Payment Date to the day immediately preceding the Interest Payment Date, subject to the provisions of Clause 9.
Promissory Notes: will have the meaning given in Clause 17 of this Contract.
ROF: means the Registration of Financial Transaction Module of the BCB system, including registration of the payment scheme, if applicable, registration to allow remittance of resources from Brazil upon closing exchange for payments of principal, interest, and other amounts due and payable on the dates and in the manner described in this Contract or any other document or equivalent approval that may replace it.
BCB System: means the Integrated Registration of Foreign Exchange Transactions (Exchange System) Central Bank of Brazil.
PTAX Fee: means the selling rate of the Obligation Currency in Brazil, published in the Exchange Rate Bulletin and Market of Banco Central do Brasil, through the SISBACEN system, PTAX800 Transaction, Option 5, Quotations for Accounting. If the information for fixing the PTAX rate above is not disclosed by the Central Bank of Brazil, the PTAX rate will be the average rate of exchange used for the sale of the Obligation Currency from 11:00 to 11:30 a.m. on the Date for Fixing the PTAX at 3 (three) Brazilian banks chosen by the CREDITOR from among the following: Banco Bradesco S.A., Banco Safra S.A., Banco Citibank S.A., Banco de Investimentos Credit Suisse, First Boston Garantia S. A., Banco do Brasil S.A., Banco Santander Brasil S.A. If Banco Central do Brasil fails to report the PTAX 800 through the SISBACEN system, the parties hereby agree to adopt the rate of sale of the Obligation Currency that ITAÚ is using on the Date for Fixing the PTAX.

CLAUSE 2. Purpose of Loan and Proof of Debt -- The Parties described in the Tables above have decided to contract this foreign loan, for which the LENDER may grant loans to the DEBTOR in terms of Law 4131 of September 3,1962, during the Availability Period of the Line of Credit in accordance with the terms and conditions of this Contract (each "Loan" and collectively, the "Loans") in the aggregate principal amount of the maximum Amount of the Line of Credit, provided that the total amount of loans made under this Contract does not exceed the Maximum Number of Disbursements and that the Minimum Disbursement described in Table IV.c is observed. Amounts paid, prepaid, and amortized with respect to the loans cannot be reborrowed.
Paragraph One. The DEBTOR's obligation to pay the principal of each loan under this Contract, together with accrued interest on it, which includes, among others, default interest will be represented by the Promissory Notes. As additional proof of this debt, the LENDER will maintain, in accordance with its normal practice, records evidencing the DEBTOR’s debt to the LENDER of the loans, including principal and interest periodically due and payable to the LENDER under this Contract, and these records will be conclusive and binding upon the DEBTOR, in the absence of manifest error.
Paragraph Two. The DEBTOR authorizes, irrevocably and irreversibly, ITAÚ UNIBANCO SA in the name and on behalf of the DEBTOR, to (i) proceed with the registration of foreign capital in Brazil -- RDE-ROF, in the information system of Banco Central do Brasil - BACEN ("SISBACEN") with respect to the transaction that is the object of this Contract, in terms of the regulations in force ("Registry"), (ii) make the necessary changes provided by the regulations in force, or in the determination of BACEN or any competent authority; (iii) record the DEBTOR as the recipient of external resources with the Registrar of Companies of the Decec - Cademp Area of BACEN, if the DEBTOR is not yet registered, and (iv) take all actions necessary to carry out Registration and practical and faithful fulfillment of this mandate, such as signing documents, providing and requesting information to/from BACEN or any other administrative authority.
Paragraph Three. The DEBTOR designates [    ] indicated in Table V as the person responsible for the transaction that is the object of this Contract for purposes of registration in accordance with the provisions of applicable laws and regulations.
Paragraph Four. The DEBTOR takes responsibility for and assures the LENDER and ITAÚ of the truthfulness, legitimacy, and legality of any information provided regarding the transaction that is the object of this Contract and Registration. In the event of discrepancies, inaccuracies, omissions, errors in information provided to the LENDER and/or ITAÚ, or even lack of timeliness of its activities, the DEBTOR hereby assumes full responsibility for any and all costs, fines, and penalties of any kind charged to the LENDER and/or ITAÚ and to the DEBTOR itself by regulations in force.
Paragraph Five. The authorization referred to here is granted under the DEBTOR’s Bylaws/Articles of Incorporation and is valid for a period of twelve (12) months from this date, automatically renewable for equal and successive periods until the full settlement of the transaction that is the object of this Contract unless the LENDER and/or ITAÚ receives notification from the DEBTOR at least thirty (30) days in advance of the renewal date in question that it has no interest in renewing this power of attorney.

CLAUSE 3 Preconditions to Disbursement -- The LENDER will have no obligation to disburse the first loan, unless it receives Documents from the DEBTOR that are satisfactory in form and content to the LENDER, duly signed by all the contracting parties, and any other related documents in each case duly signed by all the contracting parties, together with any and all governmental authorizations, consents and/or approvals and all approvals and consents required from all other persons related to the transactions provided under this Contract, the LENDER being able to request, among others, if applicable, a copy of the ROF of the Loans in accordance with applicable standards.
Paragraph One. The LENDER will have no obligation under this Contract to disburse any loan unless:
(a) the LENDER has received from the DEBTOR at least three (3) Business Days in advance of the proposed disbursement date, a Request for Disbursement, along the lines of Annex A to this Contract, duly signed with all necessary information about this loan, including the repayment schedule specified in Appendix I attached this Disbursement Request and the LENDER has approved all stated terms;
(b) no amendment or interpretation of laws or regulations has occurred in any jurisdiction that in the opinion of the LENDER, may affect the LENDER's rights with respect to any Documents or the repayment of any loan;
(c) in the opinion of the LENDER, there has not been any harmful change in economic, political, currency and financial conditions in the country of the DEBTOR, or of any GUARANTOR or of the LENDER, or in the international markets;
(d) on the relevant Disbursement Date, and both before and after the entry into force of the Loan requested, no Noncompliance has occurred and continues;
(e) the statements made in this Contract and in the relevant Disbursement Request are true on the relevant Disbursement Date, as if they had been given on that date; and
(f) the LENDER has received copies of any other documents or instruments that the LENDER may HAVE requested, and each is acceptable to it in form and substance.
(g) the LENDER has not received by the last day of the Period of Availability of the Line of Credit written confirmation from the DEBTOR that the Agência Nacional do Petróleo [National Petroleum Agency] (ANP) approved the transfer of rights and obligations relating to concession contract number 48000.003518/97-82 of BCAM 40 (Campo de Manati).
Paragraph Two. In the event of noncompliance with the precondition described in item (g) above, in addition to the LENDER’s not being obligated to disburse any Loan in terms of Paragraph One above, the DEBTOR agrees to pay the LENDER immediately upon request, the Non-Use Fee indicated in Table IV of the Preamble.

CLAUSE 4. Release of the Loan -- The amount of each Loan will be released according to the Instructions for Disbursement described in the relevant Request for Disbursement.
Paragraph One. If any of the conditions for release of the Loan stipulated in Clause 3 above is not verified by the date of release of funds, the LENDER can no longer release the Loan;
Paragraph Two. When necessary to prove the actual disbursement of the loan and the amount of the outstanding balance of the DEBTOR's obligations under this Contract, the LENDER will deliver a spreadsheet showing the total amount of the DEBTOR's obligations under this Contract. After being issued, the spreadsheet referred to will be attached to this Contract, becoming part of it by law, and it will be sufficient proof of the release of funds and the amount of the DEBTOR’s outstanding balance.

CLAUSE 5. Exchange variation -- Considering that each loan evidenced by this Contract and the respective Requests for Disbursement are provided in foreign currency funds and made available by the LENDER domiciled abroad, the DEBTOR hereby declares that it is aware that its obligations to the LENDER under this Contract are expressed in foreign currency, in accordance with Article 2 of Decree-Law No. 857 of September 11, 1969, and therefore (i) subject to exchange rate variations; (ii) the change in value of the Obligation Currency is a predictable event, with predictable financial and economic consequences, regardless of the degree of variation and (iii) must be honored, as provided in this Contract, by delivery of foreign currency to the LENDER, observing the assumptions established in this Contract, in which payment may be made in local currency, equivalent in value to the amount payable in foreign currency. Solely for purposes of registration and as security, Table lV.a.4 presents the principal amount in national currency on the date this Contract is issued.
Single Paragraph. The DEBTOR declares that it will assume any charges, taxes, or limitations that may be imposed by the monetary authorities during the term of this Contract, in addition to expenses arising from the Loans and necessary to settlement of the obligations assumed by the foreign LENDER. The amounts relating to recovery of expenses that relate to this Contract and guarantees in compliance with what is provided in this paragraph will be reported to the DEBTOR through correspondence by "AR" mail (return receipt requested) at the address indicated in Table II, with advance notice of at least five (5) Business Days of the payment date.

CLAUSE 6. Principal -- The principal of each Loan will be paid in the amount and on each Principal Payment Date described in the relevant Request for Disbursement.

CLAUSE 7. Interest -- The DEBTOR will pay interest to the LENDER in the amount provided in the relevant Request for Disbursement on each loan not yet repaid, expressed in the Obligation Currency, on the Interest Payment Dates here described, calculated as provided in this Clause.
Paragraph One. The DEBTOR acknowledges and agrees that the LIBOR will change every LIBOR Period, in accordance with variation of the LIBOR, the new interest amount, changed in accordance with variation in the LIBOR, being communicated by the LENDER to the DEBTOR.
Paragraph Two. The remunerative interest established here will be incurred daily in noncapitalized form during each Interest Period (including the first day and excluding the last), using a factor calculated daily based on a year of 360 (three hundred sixty) days.

CLAUSE 8. Payments -- Until 12:00 (twelve) a.m. (time in the City of the Money of Obligation) of the Business Day on which any payment is due under this Contract, the DEBTOR will pay into the account specified in Table VII or other account designated in writing by the LENDER (the "LENDER’S CURRENT ACCOUNT") amounts in the Currency of Obligation that are necessary and sufficient for such payment in immediately available and freely transferable funds without compensation or counterclaim.
Single Paragraph. For purposes of clarity, if the funds are blocked or frozen upon receipt in the LENDER’S CURRENT ACCOUNT in accordance with any laws, which may include, among others, Laws relating to Trade and Economic Sanctions and Counterterrorism, then such funds will not constitute payment under this Contract. The DEBTOR (i) will exert every effort necessary to comply with all laws and regulations (including, among others, Brazilian tax laws, regulations, and exchange controls) to make timely payments of principal, interest, commissions, remunerations, and other amounts payable under this Contract (including, if applicable, direct payments to the LENDER), without compensation or counterclaim, and free, unencumbered, and without any deduction or withholding of any taxes or other payments and (ii) acknowledges and agrees that it will assume all risks, taxes, costs and expenses arising out of or related to these payments, including payments made by financial remittances from Brazil. Until the DEBTOR has complied in full with its obligations under this Contract, all amounts received by the LENDER from the DEBTOR or on behalf of the DEBTOR will be applied by the LENDER as follows; (a) first, to pay any expenses, damages, increased costs, taxes, or other charges due and payable to the LENDER under any Document; (b) second, in payment of any commissions, remunerations, costs, or expenses then due under this Contract; (c) third, in payment of any accrued interest due and unpaid; (d) fourth, in payment of any installment of principal of the Loans then due; (e) fifth, in payment of any other obligations under the Documents; and (f) sixth, any surplus will be paid as directed in writing by the DEBTOR.

CLAUSE 9. Form of payment -- The obligation assumed by the DEBTOR by means of this Contract in relation to payment of the debt in money corresponding to the amount of the outstanding balance of the Amount of the Line of Credit in the Currency of Obligation, plus interest and other charges, taxes, and expenses agreed to here constitutes a certain, liquid, and payable debt and will be paid in the Currency of Obligation on each due date specified herein, with the provision that noncompliance with any obligation by the due date will automatically place the DEBTOR in default.
Paragraph One. Any and all payments due by the DEBTOR in terms of this Contract will be made in the Currency of Obligation, abroad, in immediately available and freely transferable funds to the LENDER in the LENDER’s CURRENT ACCOUNT.
Paragraph Two. In case of remittance abroad of amounts due under this Contract, the DEBTOR will arrange for and liquidate foreign exchange contracts, preferably with ITAÚ, so that the amount in the Currency of Obligation received by the LENDER matches the amount due under this Contract. The exchange rate is negotiated between ITAÚ and the DEBTOR, the DEBTOR bearing all costs, taxes, expenses, and risks related to the mentioned exchange closure rates. If funds in foreign currency held abroad in accounts in the name of the DEBTOR are used in the form of prevailing exchange regulation, the DEBTOR obligates itself to take all necessary steps to upgrade the ROF to reflect the payment thus realized.
Paragraph Three. The DEBTOR hereby irrevocably and irreversibly grants ITAÚ sufficient powers to enter into and liquidate any and all foreign exchange contracts that may be required to remit to the LENDER, any amount payable by the DEBTOR under this Contract that is to be received in local currency directly by ITAÚ, for any reason, including billing, judicial foreclosure, or negotiating this Contract.
Paragraph Four. It is hereby understood and agreed that if any expiration date provided in this Contract does not fall on a Business Day, the DEBTOR will pay the immediately following Business Day. In such event, interest under this Contract will relate to the date of actual payment.

CLAUSE 10. Statements of the DEBTOR and GUARANTORS -- The DEBTOR and GUARANTORS, as applicable, hereby provide the following statements to the LENDER on the date of this Contract and hereby agree that each statement contained in this Contract will be considered to be repeated in the Request for Disbursement and on each Disbursement Date, as if provided on those dates:
(a) The DEBTOR, a legal entity, and each GUARANTOR, legal entities, are duly constituted corporations, validly existing, and in good standing under the laws of their places of incorporation, duly constituted corporate entities, having been duly authorized for all corporate actions of signing, delivering and complying with all their respective obligations under the Documents;
(b) The DEBTOR and each GUARANTOR has full power, authorization, and capacity to conduct its business, owning their property, and sign, deliver, and comply with all their respective obligations under the Documents, having obtained the relevant governmental or regulatory approvals, records, registers or other necessary action. The execution, delivery, and compliance with all their respective obligations under the Documents do not violate any law, regulation, rule, order, writ, judgment, injunction, decree, decision or sentence currently in effect and applicable to it, its statutes (if a legal person) or any Contract or other restriction to which the DEBTOR and each GUARANTOR is subject.
(c) The DEBTOR is a legal entity in full enjoyment of its psychic and mental abilities, guaranteeing it full civil capacity for signing, delivering and complying with the obligations of the

Documents and the obligations under this Contract;
 (d) the documents have been duly signed and delivered by the DEBTOR and each GUARANTOR and constitute legal, valid, and binding obligations, and enforceable against the DEBTOR and GUARANTOR in accordance with their respective terms;
(e) the financial statements of the DEBTOR, a legal entity, and and GUARANTORS, legal entities, at the end of their most recent fiscal years, as well as documents proving the financial situation of the DEBTOR, individuals, and GUARANTORS, individuals, at the end of its most recent calendar years, copies of which were delivered to the LENDER, represent their respective financial positions as of that date, in accordance with accounting principles generally accepted in Brazil;
(f) all corporate documents of the DEBTOR and/or any GUARANTOR delivered to the LENDER, ITAÚ, are in full force and effect and have not been added to, adjusted, or modified in any way up to the Execution Date;
(g) they recognize and agree that this Contract is subject to international lending practices and that all the conditions and customs applicable in an international context for this type of transaction will automatically apply to this Contract;
(h) the obligations of the DEBTOR contained in the Documents stand at least pari passu in priority of payment with respect to all its other unsubordinated debt, and
(i) they recognize and agree that the present Contract is a foreign loan transaction in which specification of payment in the Currency of Obligation is a prerequisite. The Currency of Obligation will be the currency of accounting and payment for all events, except as otherwise specifically provided in this Contract. The obligations of the DEBTOR and each GUARANTOR in terms of this Contract to make payments in the Currency of Obligation will not be paid off or satisfied by any payment made other than in the Currency of Obligation, except to the extent that such payments result in the actual receipt by the LENDER of the full amount of the Currency of Obligation, which must be explicitly paid to the LENDER under this Contract. The obligation of the DEBTOR and each GUARANTOR with respect to any amount due by them to the LENDER under this Contract or under any Promissory Note will, notwithstanding any judgment in a currency other than the Currency of Obligation, be repaid only to the extent that, on the Business Day after receipt by the LENDER of any amount declared as well that other currency due, the LENDER can, in accordance with normal reasonable banking procedures, buy the Currency of Obligation with such other currency. If the value of the the Currency of Obligation so purchased is less than the sum originally due to the LENDER in the Currency of Obligation, each DEBTOR and GUARANTOR obligates itself, as a separate obligation and notwithstanding any judgment, to indemnify the LENDER for such loss.

CLAUSE 11. Obligations of the DEBTOR and the GUARANTORS -- the debtor and guarantors assume the following obligations:
(a) to comply with all applicable laws, rules, regulations, and orders, which include, among others, (i) any laws that apply to them with respect to economic or trade sanctions, terrorism or money laundering, and they guarantee that the LENDER will not be subject to any adverse consequences under any law applicable to it (including, without limitation, the laws of the United States of America) as a result of the negotiations of the LENDER with the DEBTOR or any GUARANTOR; (ii) any environmental laws and licenses (and cause any person who is operating or occupying its properties to comply), and obtain and renew all necessary environmental permits for its operations and provide the LENDER with copies of these documents upon request; and (iii) pay when due all taxes, levies, and government charges to the DEBTOR and/or any GUARANTORS or their respective properties;

b) obtain and maintain in effect all approvals, authorizations, registrations, or protocols in any governmental agency that may at any time be required with respect to entering into, delivering, and carrying out the Documents, including, among others, the necessary updates in ROF records that may be required to settle all payments of loans;
(c) provide the LENDER, (I) if the BORROWER is a corporate entity, as soon as possible and in any event within 120 (one hundred twenty) days after the end of each fiscal year, a copy of its annual report for that year, containing the financial statements of that year certified in a manner acceptable to the LENDER by independent auditors acceptable to the LENDER and (II)) (i) within five (5) days after the occurrence of any event that may cause default under this Contract, a declaration signed by authorized officers of the relevant DEBTOR or GUARANTOR(S), as applicable, establishing the details of such default and the measures the DEBTOR and GUARANTORS have taken or propose to take in response; and (ii) other information concerning its business, properties or their condition or operations, financial or otherwise, that the LENDER may require from time to time. The DEBTOR and the GUARANTORS will not make or permit any material change in accounting policies or practices for reporting, except as required by applicable law and as required by generally accepted accounting principles;
(d) preserve and maintain its corporate existence and good standing in the jurisdiction of its incorporation, and not make any substantial change in the nature of its business, operations, or activities, as conducted at the date of this Contract, including, among others, any other activities in their business that would deviate substantially from any such business as conducted on the Execution Date;
(e) maintain, preserve, and safeguard its property and assets in good working order (except normal wear) that are necessary to conduct its business;
(f) not engage in any incorporation, consolidation, merger, split, division, liquidation, extinction, or dissolution without prior approval of the LENDER, except for the alteration and/or modification arising from consolidation or merger between GEOPARK BRASIL EXPLORAÇÃO E PRODUÇÃO DE PETRÓLEO, enrolled in CNPJ/MF under No. 17.572.061/0001-26 and RIO DAS CONTAS PRODUTORA DE PETRÓLEO LTDA, enrolled in CNPJ/MF under No. 07.316.968/0001-70, which is already approved by the LENDER, or enter into judicial reorganization or similar restructuring, unless, in either case, the LENDER has previously agreed in writing;
(g) keep the corporate documents delivered to the LENDER, ITAÚ, updated throughout the term of this Contract and provide the LENDER, ITAÚ, on request, any and all amendments, updates, additions, corrections, or any type of modification to corporate documents delivered on the Execution Date;
(h) not constitute, incur, assume, or permit the existence of any lien on all or any portion of their respective businesses, goods, assets, or revenues now owned or which may be acquired (including any unpaid capital), except: (i) any lien constituted or that arises on any movable or immovable property that is acquired, constructed or created by the DEBTOR or by any GUARANTOR from the date of this Contract, but only if such lien only ensure the principal amounts incurred with respect and for the purposes of the acquisition, construction, or creation (not exceeding the cost of the acquisition, construction, or creation, together with any costs, expenses, interest, fees, and commissions incurred in this respect or a guarantee offered in this respect); or (ii) any lien arising solely by force of law;

(i) guarantee that the DEBTOR'S obligations under the Documents compete at least pari passu in priority of payment with all of its other unsubordinated debt throughout the term of this Contract;
(j) not sell, transfer, or otherwise dispose of any substantial part of the undivided interest of the Rio das Contas Produtora de Petróleo Ltda in Campo de Manati referring to Concession Contract N.48000.003518/97-82 without the prior consent of the LENDER;
(k) keep its addresses, both personal, and corporate, constantly updated and in writing for the LENDER. For purposes of communication/knowledge of any action or fact arising from this Contract, will automatically be considered served, regardless of any greater formality, at the addresses that have been indicated in Tables II and III;
(I) make available to the LENDER, within the applicable deadlines for legal and regulatory requirements, the original of any document and any other Document or information arising from or relating to the Loans that must be delivered to the LENDER within five (5) days of the written request made to it by the LENDER. This obligation will continue in force even after the total payment of all amounts due under this Contract; and
(m) If the DEBTOR fails during the term of this Contract to observe the following financial obligations ("Covenants"), to be calculated on the basis of the DEBTOR’s consolidated annual financial statements, audited by first -line companies, having its first measurement basis in the financial statements for the fiscal year ending December 2014.

(i)	The payment of dividends or interest on capital can only occur if the ratio between Net Debt and EBITDA after this payment is less than or equal to 2.5 times;

(ii)	The ratio of Net Debt and EBITDA must be less than or equal to (a) 3.5 times in 2014; and (b) 3.0 times from the year 2015 until the settlement of all obligations under this Contract;

For calculation of the financial indices listed above, the Parties agree to the following definitions:

1. Debt: Sum of loans and short- and long-term financing, including discounted notes with recourse, debts with related parties with due date prior to expiration of this Contract, securities and guarantees provided for third parties, mercantile/financial leasing and public or private issue non-convertible fixed income securities in local or international markets. It also includes liabilities arising from financial instruments (derivatives) and accounts payable related to acquisition of other companies, as well as financial debts of acquired and not yet consolidated companies.

2. Net Debt: debt amount less cash on hand, cash investments and assets arising from (derivative) financial instruments and cash and cash equivalents of acquired and not yet consolidated companies.

3. EBITDA: Results relative to the 12 months preceding the calculation date before income tax and social contribution fees, depreciation and amortization, financial income, non-operating income, equity income and participation of minority stockholders. It is understood as a Non-Operating Result: (i) the sale of stock, (ii) short-term investment contingency provisions/reversals without cash effect in the short term, (iii) impairment and (iv) timely restructuring expenses. It also includes pro forma EBITDA of companies acquired by the DEBTOR not yet fully consolidated in the calculation period.

CLAUSE 12. Early maturity -- A debt arising under this Contract may be considered due in advance and payable immediately, regardless of any judicial and/or extrajudicial notification, if any of the following cases should occur that the parties hereby recognize to be a direct cause of undue increase in the risk of noncompliance with obligations assumed by the DEBTOR and GUARANTORS, making maintenance of the Contract more onerous for the LENDER:

(a) lack of compliance by the DEBTOR and/or any GUARANTOR with the due period and manner of any obligation, principal, or accessory, contracted with the LENDER as a result of this Contract, any Promissory Note or any other Contract or instrument entered into by the DEBTOR with or in favor of the LENDER and/or any Affiliate of the LENDER;
(b) occurrence of any of the cases mentioned in Articles 333 and 1425 of the Civil Code;
(c) death, insolvency and/or interdiction of the individual DEBTOR, or application for and/or bankruptcy or dissolution of the corporate DEBTOR.
(d) if the DEBTOR or any GUARANTOR suffers legitimate protest of nonacceptance or failure to receive payment for which it is liable, even as guarantor;
(e) death, dissolution, application for and/or adjudication of insolvency and/or interdiction of any of the GUARANTORS or other obligors, without the DEBTOR’s submitting suitable substitute(s) accepted by the LENDER, within five (5) days of the event’s occurrence;
(f) If the DEBTOR or any of the GUARANTORS proposes an extrajudicial recovery plan to the LENDER or any lender or class of lenders, regardless whether court approval of the plan has been requested or obtained;
(g) If the DEBTOR or any of the GUARANTORS enters into a judgment with judicial recovery, irrespective of the approval of the recovery process or its being granted by the competent court;
(h) acceleration of any note or contract DEBTOR and/or any GUARANTOR has with the LENDER and/or any Affiliate of the LENDER;
(i) changes in the economic and financial condition of the DEBTOR and/or any of the GUARANTORS, that affects the ability of the DEBTOR and/or any of the GUARANTORS to meet the obligations assumed in this Contract;
(j) if there is any alteration or modification of the activities performed by the DEBTOR or any of the GUARANTORS, or amendment of the corporate purpose of the DEBTOR or any GUARANTOR without the prior written consent of the LENDER in order to change the current principal activities of the DEBTOR and/or any GUARANTOR, or add to these new business activities that have prevalence or may be deviations from the activities currently engaged in;
(k) if any alteration or modification occurs in the composition of the capital stock of the DEBTOR and/or any GUARANTOR, or any change, transfer, or assignment, direct or indirect, of corporate/shareholder control or ability to direct the DEBTOR’s and/or any GUARANTOR’s administration or operations, or the merger or demerger of the DEBTOR and/or any GUARANTOR without the prior written consent of the LENDER, except with respect to the change and/or modification arising from the merger or incorporation between GEOPARK BRASIL EXPLORAÇÃO E PRODUÇÃO DE PETRÓLEO, enrolled in CNPJ/MF under No. 17.572.061/0001-26 and RIO DAS CONTAS PRODUTORA DE PETRÓLEO LTDA, enrolled in

CNPJ/MF under No. 07.316.968/0001-70, which is already approved by the LENDER;
(I) whether secured or personal guarantees, agreed upon today and/or in the course of time, are not duly implemented or formalized by the DEBTOR, GUARANTORS, or other guarantors, in the form and within the period defined in this Contract, subject to the provisions of paragraphs one and two of Clause 17 of this Contract;
(m) if any noncompliance, falsity, imprecision, inaccuracy, or omission is found in any statements, information, or documents that have been respectively signed, provided, or delivered by the DEBTOR or any GUARANTOR relating to this Contract or any Document;
(n) if any provision of this Contract or any Document ceases to be valid and enforceable with respect to the DEBTOR and/or any GUARANTOR, or in case compliance by the DEBTOR and/or any GUARANTOR of its obligations under this Contract or any Documents becomes illegal;
(o) if any action is taken by any governmental body seeking the seizure, compulsory acquisition, expropriation, or nationalization of all or a substantial part of the assets or shares of the DEBTOR and/or any GUARANTOR, or custody or control of these assets is assumed by any person or government agency;
(p) if any judgment or decision relating to the payment of money is handed down against the DEBTOR and/or any GUARANTOR and any process of execution of that judgment or decision has been initiated by any lender that in the opinion of the LENDER may compromise the ability of the DEBTOR and/or any GUARANTOR to meet its obligations under this Contract or any Document;
(q) any required governmental approval for granting or maintaining the Loans or the obligations considered in this Contract or Document or any document relating to them is canceled or loses its effect or any authority declares a moratorium on payment of the debt of the DEBTOR and/or any GUARANTOR, or takes any action that has the effect of prohibiting, preventing, or delaying (i) the payment with funds held abroad and/or remittal to the LENDER of the Currency of Obligation by the DEBTOR and/or any GUARANTOR and/or (ii) conversion of Reais to the Currency of Obligation by the DEBTOR and/or any GUARANTOR; or
(r) if, in the opinion of the LENDER, there has been a material adverse change with respect to (i) the business, financial condition, operations, performance or property of the DEBTOR, any GUARANTOR, and/or any of their respective subsidiaries, (ii) the validity or enforceability of any Document or the rights and resources of the LENDER under this Contract and the Promissory Notes, or (ii) the DEBTOR's and/or any GUARANTOR’s capacity to perform its obligations under this Contract or any Promissory Note.

CLAUSE 13. Debit Authorization. For the settlement of foreign exchange transactions for payment of this Contract and payment of any amounts owed by the DEBTOR and/or any GUARANTOR under this Contract and amounts related to it (including foreign exchange transactions), including taxes, debit authorization is irrevocably granted for amounts, in national or foreign currency, from any accounts held by the DEBTOR and/or any GUARANTOR with the LENDER, ITAÚ, including its foreign units.
Single Paragraph. For purposes of what the lead paragraph of this Clause provides, the DEBTOR and GUARANTORS hereby authorize the LENDER, ITAÚ, irrevocably and irreversibly, to make the necessary movements in the current account in question and any other bank account held by the DEBTOR or GUARANTORS with the LENDER, ITAÚ, to where the funds belong, from the respective due dates of the obligations, so as to transfer the amounts necessary to the LENDER to pay the amounts mentioned in the lead paragraph of this Clause under this Contract, the release of these obligations being conditional on effective availability of these resources sufficient to settle them all. In view of what is here provided, the LENDER is hereby authorized by the DEBTOR and GUARANTORS to deliver to ITAÚ UNIBANCO a copy of this Contract.

CLAUSE 14. Tax Burden -- The DEBTOR will bear any tax burden that may become incident under Brazilian law on future remittals abroad of any amounts, including interest and/or discounts payable by the LENDER because of the Loans, obligating the DEBTOR henceforward to deliver to the LENDER, on the dates specified, the amounts that the LENDER has to bear because of the tax burden then incident.

CLAUSE 15. Impediments to remittal abroad -- Charges and emerging risks including exchange rate variations, pose possible impediments to using funds held abroad by the DEBTOR or remittal abroad by the DEBTOR of amounts due under this Contract are the responsibility of the DEBTOR, which assumes the risks of further regularization of payment abroad of the foreign loan, always considering the amount to be calculated whenever possible for remittal or use of external resources, which, however, does not release it from the obligations of payment under this Contract.
Paragraph One. The parties acknowledge on this occasion that the occurrence of any hindrance to use of resources held abroad or remittances abroad by the DEBTOR of funds in foreign currency is a predictable event, with foreseeable financial and economic consequences, regardless of its cause.
Paragraph Two. If, because of legal restriction, or any regulatory or enforcement action by the Brazilian government, it is not possible for the DEBTOR (i) to enter into the exchange rate contracts necessary to pay the LENDER amounts due under this Contract in foreign currency and/or (ii)to use resources held by the DEBTOR abroad for the payment of its obligations under this Contract, the LENDER may, at its sole discretion, accept, alternatively, payment of amounts payable in foreign currency, or payment in national currency of the amount determined in the manner provided in this Clause on its due date. This amount in national currency will, as directed by the LENDER: (i) be credited to the non-resident account maintained by the LENDER in Brazil; or (ii) be paid directly to ITAÚ, which will receive it as the receiving agent of the LENDER, and on its behalf.
Paragraph Three. If, pursuant to Paragraph Two of this Clause, or under recovery or judicial enforcement of this Contract, or negotiating this Contract in Brazil, there is payment by the DEBTOR in the national currency of any obligations, principal, or accessory under this Contract, the securities denominated in foreign currency are converted as of the date of their payments in national currency at the PTAX rate for transactions made on the Business Day immediately prior to the date of payment.
Paragraph Four. If on the Business Day immediately preceding the date of the actual payment of the amounts due under this Contract the PTAX800 has not been disclosed by Banco Central do Brasil, the PTAX rate will be the replacement rate referred to in the definition of PTAX Rate on the Business Day immediately preceding the date of effective payment.

CLAUSE 16. Early settlement -- Prepayment of this Contract by the DEBTOR can only be done on an interest payment date and with prior written consent of the LENDER. The DEBTOR recognizes and agrees that the time period and manner of payment of the obligations under this Contract were established for the benefit of the LENDER. So it is not permissible to change that period and payment method, except with the prior express consent of the LENDER, after obtaining all necessary approvals, in particular, that of Banco Central do Brasil, complying with the applicable regulatory periods, and payment by the DEBTOR to the LENDER of the principal and interest accrued as of the date of early settlement, considering the interest rate originally agreed upon, and taxes as the result of early settlement.

CLAUSE 17 Guarantees -- To guarantee full discharge of all obligations, principal and accessory, that the DEBTOR assumes in this Contract, as well as the penalties, judicial or extrajudicial costs and expenses, taxes, and similar charges that the LENDER incurs and/or may incur for covering its credit, the DEBTOR delivers and/or will deliver to the LENDER:

a)
Promissory Notes in the form of Annex B of this Contract, duly signed by the authorized signatory of the DEBTOR and endorsed by Rio das Contas Produtora de Petróleo LTDA ("Promissory Notes) to be included and indicated in Table III, in the capacity of GUARANTOR(S), CO-OBLIGOR(S) jointly and severally with the DEBTOR for all obligations under this Contract and Request for Disbursement by the DEBTOR, and who may at any time be called upon to honor the obligations here assumed, in the event that the DEBTOR for any reason, fails to make timely payments of what is owed, waiving any benefit of order and division.

b)
Addendum to this Contract through which Rio das Contas Produtora de Petróleo LTDA will be constituted as joint debtor in the Contract, such that the same, irrevocably and irreversibly, declares agreement to the terms and conditions of the Contract, ratifying it in its entirety and taking joint responsibility for all obligations assumed by the DEBTOR in the Contract ("Amendment to the Contract").

c)	Further Assurances in Annexed Instruments properly defined, described, and characterized in Table VI.

Paragraph One -- The Promissory Notes and Amendment to the Contract, as described in items "a" and "b" above, will be submitted to the LENDER within 15 (fifteen) days from the date this Contract is signed, under penalty of the transaction’s coming due early.

Paragraph Two -- The formalization and registration of the guarantee for Assignment of Credit Rights arising in the Natural Gas Purchase and Sale Contract No. 48000.003518/97-82 signed between Rio das Contas Produtora de Petróleo LTDA and Petróleo Brasileiro SA - Petrobrás, through applicable contractual or statutory devices for its proper formalization, described in Table VI, must occur within 30 days from the date of signing of this Contract. If the guarantee for Assignment of Credit Rights arising in Natural Gas Purchase and Sale Contract No. 48000.003518/97-82 signed between Rio das Contas Produtora de Petróleo LTDA and Petróleo Brasileiro SA - Petrobrás, as described in Table VI and subject to the conditions established in this Contract, is not lodged within the period prescribed in this Clause 17 or depreciates and/or gets lost, so as to become awkward, inappropriate, or insufficient to secure the obligations of the DEBTOR in this Contract, it is hereby certain and agreed that the DEBTOR and/or guaranteeing third parties will constitute the Assignment of Credit Rights in favor of the LENDER, by contractual or legal provisions applicable to its proper formalization and registration, ensuring Assignment of Shares of the company Rio das Contas Produtora de

Petróleo LTDA within 15 days from the referred-to nonformalization or depreciation, and/or loss of collateral, under penalty of early termination of the transaction.

CLAUSE 18. Late payment -- Not complying punctually any of the obligations contained in this Contract, including in the event of its early termination, will place the DEBTOR in default, regardless whether this party received judicial and/or extrajudicial notification from the LENDER, such that the DEBTOR agrees to pay during the period in arrears and above all amounts owed under this Contract:
(i) any amount of principal, interest, or any other amounts due under this Contract or any Promissory Note that are not paid when due (whether ordinary, early, or otherwise due) will incur interest on arrears from the date of maturity until the date on which the LENDER receives full payment of that amount at the rate of 1% (one percent) per annum above the interest rate that would otherwise apply to the loan in question, payable on demand, plus an additional non-compensatory 10% (ten percent) late fee of the amount that was not paid at maturity. The daily accumulated amount of such interest will be deemed additional principal amount of the Loans under this Contract; and
(ii) If the DEBTOR fails to fulfill any non-monetary obligation under this Contract when due, the DEBTOR will, on demand, pay a non-compensatory late penalty of 2% (two percent) of the amount of the Line of Credit.
Single Paragraph -- The charges here provided, specified in subparagraphs “i” and "ii" above, will be calculated and capitalized until the final settlement of the debt.

CLAUSE 19. Legal fees -- If the LENDER needs to take the DEBTOR to court to recover any amount arising from this Contract, even on credit qualification or performance, the DEBTOR and the GUARANTORS obligate themselves to pay the LENDER compensation for attorneys’ fees incurred, filed with the judicial and extrajudicial procedures brought, to be stipulated in court, regardless of the payment of principal, interest, fees, commissions, interest and any late payment charges and/or expenses under this Contract or at law, and the fees may be payable to the LENDER’s attorneys in a procedural loss.

CLAUSE 20. Expenses -- Any and all expenses and ordinary and extraordinary charges will be borne by the DEBTOR, particularly, but not exclusively, the costs of collection of this Contract, recognition and registration of firms and/or records (cartographic and others), as well any other expenditure that the LENDER pays with respect to this Contract or its guarantees. These expenses will be paid by the DEBTOR to the LENDER, within 24 hours after receipt of the respective debit notice by the DEBTOR, under penalty of early expiration of this Contract.
Single Paragraph. The DEBTOR hereby further agrees to pay the LENDER immediately upon request all losses or expenses (including but not limited to any loss arising from reinvestment and/or reemployment of funds raised by the LENDER for purposes of financing the Loan - break funding costs) incurred due to (i) revocation of a Request for Disbursement after being delivered to the LENDER, (ii) the DEBTOR fails to collect the resources of the loan upon submission of a Request for Disbursement (iii) nonpayment of any amount under this Contract or any

Promissory Note on its due date, or (iv) making any principal payment of any loan(s) other than on the relevant Principal Payment Date according to Appendix I of the Request for Disbursement.

Clause 21. Payment of taxes -- The DEBTOR and the GUARANTORS state that they are aware and in agreement that the LENDER may pass them on and demand payment of any taxes, contributions and/or other charges incident on this Contract and foreign exchange transactions arising from it, or that may be incident in the future due to the existence, increase, and/or creation of these same taxes, contributions, and/or other charges. Thus, the DEBTOR and GUARANTORS hereby recognize as liquid, certain, and payable any and all amounts that may be presented to them by the LENDER with respect to these taxes, contributions, and/or other charges to be settled by the DEBTOR when presented, under penalty of early termination of this Contract and execution of its guarantees.
Paragraph One. The original of the collection document of Federal Revenue of Brazil giving proof of income tax payment being in the possession of the LENDER, this party is obligated to deliver a certified copy of the document to the DEBTOR on its request.

Paragraph Two. The IOF [Tax on Financial Operations] will always be addressed, collected, and paid under this Contract and the legislation in force, and the debit is authorized from the DEBTOR’s current account to pay this tax.

CLAUSE 22. Guarantees offered and their communicability -- The DEBTOR and/or GUARANTORS will constitute within the period specified in Clause 17 of this Contract, irrevocably and irreversibly, the guarantees outlined in Table VI above, including coverage of any other contract, document, instrument, or obligation (together called hereinafter INSTRUMENTS) that the DEBTOR and/or the GUARANTORS have signed or may come to sign with the LENDER and/or any Affiliate of the LENDER. Without prejudice to the above provisions, any INSTRUMENT being liquidated and still having a guarantee granted by the DEBTOR and/or GUARANTORS, the same may be judicially or extrajudicially executed, and the product applied in the amortization or liquidation of any other INSTRUMENT entered into or that may come to be entered into with the LENDER and/or any Affiliate of the LENDER, or in which there are third-party GUARANTORS and what remains will be available to the DEBTOR and/or GUARANTORS.
Single Paragraph. For all purposes of this Clause, including the financial compensation provided for in Clause 23, below, the LENDER will exercise the actual lien on the goods or assets in its possession, authorization and powers being granted in this Contract by the DEBTOR and the GUARANTORS to negotiate or sell such goods, judicially or extrajudicially, regardless of any other authorization, and use the proceeds to repay the debts of the DEBTOR, any GUARANTOR or any of their Affiliates that are in debt to the LENDER.

CLAUSE 23. Compensation of amounts -- Noncompliance with any obligation of the DEBTOR arising under this Contract entitles the LENDER to move for immediate execution of this Contract and the collateral in this Contract as well as other rights that it may generate. In order to reimburse their credit, the LENDER may, under Article 368 of the Civil Code, also outweigh any possible claims that it has and/or will have against the DEBTOR and/or the GUARANTORS with any credits that the DEBTOR and/or the GUARANTORS have or may come to have of any kind with the LENDER and/or the LENDER’s Affiliate, and may therefore retain for themselves titles and/or amounts that the DEBTOR and/or the GUARANTORS hold or will become holders of, aiming to accomplish the mentioned compensation. Such compensation does not preclude the DEBTOR's obligation to formalize compensation as required by Brazilian law, especially with respect to foreign exchange obligations.

CLAUSE 24. Regulatory Changes -- Given that the resources providing the loans originated abroad, if any statutory or regulatory modification occurs to currency abroad that may directly or indirectly: i) change any of the conditions applicable to this Contract, including those referring to remittal of currency abroad, closing of foreign exchange contracts, and the release of resources sometimes borrowed; or ii) increase the cost of this operation, including those related to the release of loan resources, such changes will automatically apply to this contract, and all costs, encumbrances, or charges that may accompany these changes, especially those arising from possible imposition of reserve requirements on the resources with which this transaction is provided, will be the sole responsibility of the DEBTOR.
Paragraph One. The DEBTOR takes responsibility for fully indemnifying the LENDER for all losses, costs, and expenses incurred by the LENDER by virtue of any regulatory change that would impose an increase in maintenance costs of the loans on the LENDER, including but not limited to reserve requirements, capital adequacy, or change in Brazilian tax or quasi-tax burden incident on this transaction, especially in case of creation or increase of any taxes or contributions, including but not limited to income tax, or in case of changes in rules for compensation of taxes or contributions, either because of change in the law, regulations, legislation, or owing to any decision or interpretation of any competent judicial or administrative authority. Such compensation will be paid by adding on to the amounts owed under this Contract, so that with such complementation the LENDER receives the same amount of foreign currency that you would be paid prior to such change in the tax or quasi-tax burden, as if it had not occurred.
Paragraph Two. If the LENDER determines at any time that any law, rule, regulation, or treaty becomes applicable or it becomes illegal for the LENDER to meet its obligations under this Contract, or even keep any Loan under this Contract, the LENDER will notify the DEBTOR of the extinction of the LENDER’s obligations under this Contract, and the DEBTOR, immediately upon receipt of this advance notification, will pay the full outstanding balance of the Loans, plus accrued interest on those Loans. The advance payment provided in this Clause will be made without premium, but with the interest accrued on the Loans up to the date of prepayment and all other amounts then payable to the LENDER under this Contract, including those provided in Clause 20.

CLAUSE 25. Abstention by the LENDER from exercising any rights or powers to which it is entitled as a result of law or this Contract, or any Contract with delays in meeting the obligations here assumed by the DEBTOR, will not imply renewal nor impede the LENDER from exercising such duties and powers at any time.

CLAUSE 26. Social and Environmental Responsibility -- The DEBTOR states that:
a) it respects environmental legislation and the use of resources under this Contract is not intended for any purpose and/or projects that could cause social harm and that do not strictly meet the laws and regulations governing National Environmental Policy;

b) is not related to activities that promote prostitution;
c) its activities do not use child labor in violation of the law;
d) workers are not kept in conditions analogous to slavery, in accordance with Executive Order 540 of October 15, 2004, of the Ministry of Labor and Employment; and
e) activities are not engaged in (i) to produce or conduct trade in firearms, ammunition, and explosives; (ii) to produce or conduct trade in wood or forest products from native forests; (iii) related to fishing; (iv) to produce or conduct trade in radioactive materials; or (v) to extract, process, and sell asbestos/amianthus.
Paragraph One. The DEBTOR agrees to obtain all documents (reports, studies, reports, licenses, etc.) attesting to its compliance when required by the standards of environmental protection, and inform the LENDER immediately of the existence of unfavorable manifestations from any authority.
Paragraph Two. The DEBTOR will deliver to the LENDER, if so requested, certified copies of all documents mentioned above, and immediately inform the LENDER in writing of the occurrence of any irregularity or event that may lead the competent bodies to consider noncompliance with any provision of environmental protection or obligation to indemnify any environmental damage.
Paragraph Three. The DEBTOR, regardless of fault, will reimburse the LENDER for any sum it is compelled to pay for environmental damage that the authority considers is in any way related to any Document, as well as indemnify the LENDER for any loss or damage, including to its image, that the LENDER experiences as a result of environmental damage.

CLAUSE 27. OFAC AND LISTS OF RESTRICTIONS -- The DEBTOR and GUARANTORS state that neither the DEBTOR, nor any GUARANTOR, nor in their best judgment, any Person with legal participation or as a beneficiary of the DEBTOR or any GUARANTOR or any entity (either directly or indirectly) (i) is included in any list of OFAC or any other Lists of Restrictions; (ii) are determined by the Secretary of the U.S. Treasury to be owned, controlled by, or acting on behalf of people who provide assistance, support, sponsorship, or other services of any kind or are otherwise associated with any of the people mentioned or described in the OFAC lists; or (iii) conduct any type of business or have been involved in transactions with any Person described in items (i) and (ii) above.
Paragraph One. If the DEBTOR or any GUARANTOR has actual knowledge or receives any written notice that he or any person who holds any legal participation or as a beneficiary (directly or indirectly) is included in any of the Lists of Restrictions (such occurrence, "a Violation of the List of Restrictions"), the DEBTOR or the GUARANTOR in question, as the case may be, immediately after the Violation of the List of Restrictions, is obligated to: (a) send written notice to the LENDER reporting the occurrence of the Violation of the List of Restrictions (b) comply with all applicable laws with respect to this Violation of the List of Restrictions (regardless whether the party included in any of the lists Restrictions is located within the United States), including, without limitation, all laws Relating to Economic and Commercial Sanctions and Counterterrorism. The DEBTOR and GUARANTORS hereby authorize and consent to the LENDER’s taking any and all actions it deems necessary, at its sole discretion, to comply with all applicable laws with respect to any Violation of the List of Restrictions, including, among others, the requirements of the Laws Relating to Economic and Commercial Sanctions and Counterterrorism (including "freezing" and/or "blocking" assets).

Paragraph Two. (i) the DEBTOR and each GUARANTOR will comply at all times with the requirements of all economic or trade sanctions, counterterrorism and anti- money laundering laws and ensure that the LENDER will not be subject to any adverse consequences following laws that may apply to the LENDER as a result of its entering into and/or complying with transactions under this Contract; (ii) the DEBTOR will ensure that none of the transactions financed by credits involve sanctioned countries (as this list of sanctioned countries may be modified from time to time) or sale of goods and/or services financed by Credits of buyers on the Lists of Restrictions; and (iii) the DEBTOR will ensure that its business will not be conducted predominantly with people in Sanctioned Countries (as this list of sanctioned countries may be modified from time to time) or Persons on Lists of Restrictions. The DEBTOR will guarantee that its sale and delivery of goods and/or services financed by the Credits of relevant buyers will not involve any transshipment at any seaport or airport located in any sanctioned country (as this list of sanctioned countries may be adjusted periodically). At the LENDER’s periodic request during the term of this Contract, the DEBTOR will deliver a certificate confirming compliance with the obligations established in this Clause.

CLAUSE 28. Provision of Information -- The DEBTOR and GUARANTORS authorize the LENDER and its Affiliates at any time, even after termination of this transaction, to:
a) provide information to Banco Central do Brasil (BACEN) to integrate into the Credit Information System ("SCR") about the amount of its debt maturing and overdue, including arrears and written-off transactions, as well as the value of the joint obligations assumed and guarantees offered,
b) consult the SCR for any existing information on behalf of the DEBTOR and the GUARANTORS;
c) provide information and documents related to this transaction to central banks, supervisory authorities, government agencies and/or judicial authorities of any jurisdiction that so requires; and
d) consult information about transactions carried out by the DEBTOR and/or the Guarantors on the exchange market or foreign trade as they become available to the Central Bank, other financial institutions or any entity of the direct or indirect Brazilian or any applicable jurisdiction, including but not limited to any information provided by Federal Revenue of Brazil (RFB) and/or the Ministry of Development, Industry, and Foreign Trade (MDIC), including ratifying any consultation made by ITAÚ prior to signing the present authorization.

Paragraph One. The purpose of the SCR is to provide BACEN with information about credit transactions for purposes of supervising credit risk and exchange of information between financial institutions. The DEBTOR and the GUARANTORS are aware that the query to the SCR by the LENDER and its Affiliates depends on this prior consultation and ratify any previously made for purposes of this Contract. The DEBTOR and the GUARANTORS will have access at any time to SCR data through the means placed at their disposal by the Central Bank and in case of discrepancy in the SCR data provided by the LENDER, may request correction, deletion, or recording of additional annotation, including judicial measures, and founded upon written request to the LENDER.
Paragraph Two. The LENDER may at any time transfer, assign, or dispose of in any form to any person all or part of its rights and obligations under this Contract, the LENDER being authorized by the DEBTOR and GUARANTORS to disclose any information concerning this Contract, the DEBTOR and the GUARANTORS and Affiliates of the DEBTOR and/or GUARANTORS to any third parties in any such transfer, assignment, or disposal. The DEBTOR and the GUARANTORS acknowledge that any assignment, transfer, or disposal of the LENDER's rights under this Contract will not affect the obligations of the DEBTOR and GUARANTORS here assumed, the terms must be complied with regardless of any consent or notification of transfer of the LENDER’s rights.
Paragraph Three. The DEBTOR and the GUARANTORS acknowledge that the LENDER can obtain, directly or indirectly, funds with third parties relating to the Loans, authorizing the LENDER and any Affiliates of the LENDER to provide such third party information relating to this Contract.
Paragraph Four. The DEBTOR and the GUARANTORS are aware that the LENDER or any of its Affiliates may be required by law or regulation in various forums to provide information and services related to this Contract and transaction records in connection with this Contract to any of its Affiliates, as well as government regulatory agencies, tax, monetary, regulatory, judicial, or customs authorities, any rating agency, auditor, insurance or reinsurance broker, professional consultant, insurer and/or reinsurer of such information or any other information relating to the DEBTOR, GUARANTORS and/or their respective affiliates, as the LENDER considers such disclosure necessary or appropriate in the performance of its duties, obligations, commitments or activities or for the purposes of its asset management policies, liability or risk, or as may be required by law, regulation, or subpoena. The DEBTOR and the GUARANTORS are aware that the LENDER or any Affiliates of the LENDER may obtain any third party financing, directly or indirectly, and the LENDER and/or any of the Affiliates of the LENDER are authorized to provide information to such third parties and records and transactions related to this Contract.

CLAUSE 29. General Provisions.
(a) If any term, provision and covenant contained in the present Contract is held to be unenforceable, invalid, or illegal for any reason, the remaining terms, provisions, and covenants will continue in full force and effect as if this Contract had been signed without the unenforceable, invalid, or illegal segment, and such unenforceability, illegality, or invalidity will not otherwise affect the feasibility, validity, or legality of the terms, provisions and remaining covenants, provided that this Contract, as amended, continues to express, without relevant changes, the original intentions of the parties regarding the subject matter, and provided that the removal of the segment mentioned from this Contract will not prejudice, in any essential way, the benefits and expectations of the parties.
(b) All obligations, agreements, statements, and warranties of the DEBTOR and each GUARANTOR made in this Contract, in any Document or any document related to this Contract will continue in full force and effect until all amounts due to the LENDER under this Contract or any Promissory Note are fully paid.
(c) The DEBTOR and each GUARANTORS jointly and severally obligate themselves to indemnify the LENDER and hold it harmless together with its officers, directors, shareholders, employees, agents, employees, correspondents and their respective successors and assigns from any and all claims, obligations, penalties, actions, judgments, demands, losses, damages, or disbursements of any kind or nature, including attorneys' fees, related in any way or without respect to any provisions of this Contract, for any Document or any document or instrument relating to this Contract, except in cases where it is proved, by final court judgment that such loss or damage was caused directly and specifically by the willful misconduct of the Person to be indemnified. The DEBTOR also obligates itself not to present any claim against the LENDER, any of its Affiliates or any of its officers, directors, shareholders, employees, attorneys, or agents, based on any principle of liability, for special, indirect, consequential, or punitive damages arising out of or relating to the Promissory Notes, this Contract, or any of the provisions of this Contract.
(d) The rights and recourses provided in this Contract are cumulative and not exclusive of any of the other remedies provided by law. Not exercising or delay by the LENDER in exercising any right, power, or recourse under this Contract will not operate as a waiver or substitution of a new contract, nor prevent the LENDER from exercising that right, power, or recourse at any time in the future.
(e) The DEBTOR and GUARANTORS expressly authorize the LENDER and/or ITAÚ to (i) provide the LENDER with any and all corporate documents provided by the DEBTOR and/or GUARANTOR (or any third party acting on behalf of the DEBTOR and/or GUARANTORS), henceforth taking responsibility for the accuracy of the information contained in these documents; and (ii) exchange information regarding any transactions the DEBTOR and/or the GUARANTORS have carried out or will carry out with the LENDER or ITAÚ.
(f) The DEBTOR and each of the GUARANTORS hereby acknowledges that (a) it was advised by an attorney in negotiation, execution, and delivery of the Documents; and (b) the LENDER does not have a fiduciary relationship with the DEBTOR or any GUARANTOR, and the relationship between the LENDER, on one hand, and the DEBTOR and the GUARANTOR, on the other hand, is exclusively lender and borrower.
(g) This Contract, the other Documents and other documents delivered or executed in relation to the above constitute the entire Contract between the parties with respect to the object of this Contract, and supersedes all previous written or oral Contracts between the parties.
(h) The LENDER hereby notifies the DEBTOR and GUARANTORS that according to the requirements of the Patriot Act, it will be required to obtain, verify, and record information that identifies the DEBTOR and GUARANTORS, including their names and addresses and other information to allow the LENDER to identify the DEBTOR and GUARANTORS under the Patriot Act. The DEBTOR and GUARANTORS will provide information and will carry out the actions that are requested by the LENDER to comply with the Patriot Act.

(i) The LENDER states to the DEBTOR and GUARANTORS that it complies with the Anti-Bribery Ordinance of the United Kingdom (UK Bribery Act).

CLAUSE 30. Forum of choice -- The courts of the Judicial District of the Capital of the State of São Paulo are selected to resolve any doubts arising from or based on this Contract and its guarantees, with the LENDER being able, however, to opt for the courts of the DEBTOR’s headquarters and/or the address/residence of the GUARANTORS, excluding any other, however more favorable it may be.

The Parties have signed this Contract in as many identical copies as there are signatories to the Contract to the same legal effect and before the witnesses below.

São Paulo, March 14, 2014.

DEBTOR: Geopark Brasil Exploração e Produção de Petróleo e Gás Ltda
By: /s/ Dimas Ferreira da Silva Name: DIMAS FERREIRA DA SILVA COELHO Position: ADMINISTRATOR	By: Name: Position:

LENDER: Itaú BBA International plc By: Name: Position:	By: Name: Position:

GUARANTORS: By: Name: Position:	By: Name: Position:

WITNESSES: 1) /s/ Anthony C. D’Avila Name: Anthony C. D’Avila CPF/MF: 052.551.297-71	2) Name: CPF/MF:

ANNEX A
APPLICATION FORM FOR DISBURSEMENTS

(Borrower’s Letterhead)
(Date)

To

Attention:

Ref: Request for Disbursement under the International Line of Credit Loan Contract No. ____ between ____ (Lender), ____ (Borrower) and its Guarantors, dated (the "Contract").

Dear Sirs:

In accordance with item (a) of the single paragraph of Clause 3 of the aforementioned Contract and subject to the conditions established in the Documents, we hereby request the following loan:

1.	Amount: ____(____) [This amount should be in the same currency as the line of credit loan]
2.	Requested Date of Disbursement: ____________, ____.
3.	Principal Payment Dates: According to Annex I of this instrument.
4.	Interest Payment Dates: According to Annex I of this instrument.
5.	Rate of Interest:
5.1. ☐ Fixed Rate % pa
5.2. ☐ LIBOR plus the Margin defined below
5.2.1. Margin: ____% (____) pa
5.2.2. Frequency of LIBOR:
☐ For each Loan, equivalent to the Interest Period.
☐ For each Loan, the period equivalent to ____ months, with the first period starting on the Disbursement Date.

The proceeds of the requested Loan will will be credited in accordance with the information below:
Amount:	$ __________ (__________)
Pay to (Bank):
Name of Beneficiary:
Account No. of Beneficiary:
Ref.:
Other Information:

We confirm that as of the date of this instrument, the statements and warranties set forth in the Contract are true and that no Noncompliance has occurred or will in the disbursement of the Loan requested by this instrument.

The capitalized terms used in this instrument will have the same meanings ascribed to them in the Contract.

Sincerely,
[BORROWER]
By:	By:
Name:	Name:
Position:	Position:

Approved by
By:	By:
Name:	Name:
Position:	Position:

APPENDIX I
TO
REQUEST FOR DISBURSEMENT

PAYMENT SCHEDULE

Principal Payment Date(s) will be on the following date(s):
Principal Payment Date	Portion of Principal Due:

Interest Payment Date(s) will be on the following date(s):

By:	By:
Name:	Name:
Position:	Position:

Approved by
By:	By:
Name:	Name:
Position:	Position:

ANNEX B TO THE INTERNATIONAL LINE OF CREDIT LOAN
No.
SIGNED IN

Model PROMISSORY NOTE
[THE EXCERPT IN THE BOX ABOVE [sic] MUST BE DELETED WHEN A PN IS ISSUED, BUT KEPT IN THE ANNEX OF THE CONTRACT]

PROMISSORY NOTE
No.:	Place of Issue:
Issue Date:	Due: On Sight
Amount: US$ ( )

Payment Location: in the City of New York, New York, United States of America and the City of São Paulo, State of Sao Paulo, Brazil, at the discretion of Beneficiary (as defined below)
Conversion Rate: The exchange rate of sales in Brazil of the Foreign Currency described above, published in the Bulletin of Exchange Rates and Market of Banco Central do Brasil and published in Sisbacen -- Bank of Brazil Central System -- Transaction PTAX - 800, Option 5, Quotes for Accounting, Code 220, this rate disclosed on the date of presentation for payment of this Promissory Note and on the banking day immediately preceding. If that rate, for whatever reason, is not published on that date, the Conversion Rate will be the average of the exchange rates of the sale of foreign currency above, applied to eleven (11) hours of the date of presentation for payment of this Promissory Note for three (3) banks chosen by the Beneficiary among the following: Banco Bradesco S.A., Banco Safra S.A., Banco Citibank S.A., Banco de Investimentos Credit Suisse, First Boston Garantia S. A., Banco do Brasil S.A., Banco Santander Brasil S.A. If Banco Central do Brasil fails to report the PTAX 800 through the SISBACEN system, the parties hereby agree to adopt the rate of sale of the Foreign Currency that ITAÚ is using.

When DUE above <FULL NAME OF DEBTOR>, [if corporate entity] organized and existing under the laws of the Federative Republic of Brazil _ [if individual, description of individual: nationality, marital status, marriage arrangement, profession] with CNPJ/CPF under No. __________, domiciled in __________, City of __________, State of __________, Brazil, promises to pay by this Promissory Note to ITAÚ BBA INTERNATIONAL PLC, or at its order (the "Beneficiary"), in the agency [name of Bank] (account No. - under reference No.) [insert account corresponding to the currency of Obligation - dollars] or any other designated in writing by the Beneficiary, in immediately available funds and freely transferable on the date of presentation of this Promissory Note, the amount of (    ) that if required to be paid in Brazil, will be converted into Brazilian currency by the Conversion Rate described above, on the date of presentation for payment of this Promissory Note.
This Promissory Note may be submitted for payment within ten (10) years from the date of its issuance.

ISSUER: [FULL NAME OF BORROWER]
By:	By:
Name:	Name:

Position:	Position:
BY ENDORSEMENT: [full name of the corporate Guarantor] CNPJ/MF: [address]
By:	By:
Name:	Name:
Position:	Position:
BY ENDORSEMENT: [full name of the corporate Guarantor] CNPJ/MF: [address]
By:	By:
Name:	Name:

This Promissory Note was issued in terms of the International Line of Credit Loan No. Contract entered into on _______________ between _______________________.

PROMISSORY NOTE

No.: 1/2	Place of Issue: São Paulo
Issue Date: March 14, 2014	Due: On Sight
Amount: US$ 70,450,000.00 (Seventy Million Four Hundred Fifty Thousand United States Dollars)

Payment Location: in the City of New York, New York, United States of America and the City of São Paulo, State of Sao Paulo, Brazil, at the discretion of the Beneficiary (as defined below)
Conversion Rate: The exchange rate of sales in Brazil of the Foreign Currency described above, published in the Bulletin of Exchange Rates and Market of Banco Central do Brasil and published in Sisbacen -- Bank of Brazil Central System -- Transaction PTAX - 800, Option 5, Quotes for Accounting, Code 220, this rate disclosed on the date of presentation for payment of this Promissory Note and on the banking day immediately preceding. If that rate, for whatever reason, is not published on that date, the Conversion Rate will be the average of the exchange rates of the sale of foreign currency above, applied to eleven (11) hours of the date of presentation for payment of this Promissory Note for three (3) banks chosen by the Beneficiary among the following: Banco Bradesco S.A., Banco Safra S.A., Banco Citibank S.A., Banco de Investimentos Credit Suisse, First Boston Garantia S. A., Banco do Brasil S.A., Banco Santander Brasil S.A. If Banco Central do Brasil fails to report the PTAX 800 through the SISBACEN system, the parties hereby agree to adopt the rate of sale of the Foreign Currency that ITAÚ is using.

When DUE above, GEOPARK BRASIL EXPLORAÇÃO E PRODUÇÃO DE PETRÓLEO E GAS LTDA, incorporated and existing under the laws of the Federative Republic of Brazil, with CNPJ/CPF under No. 17.572.06I/0001-26, domiciled in AVENIDA JORNALISTA RICARDO MARINHO, No. 360, ROOM 118 -- BARRA DA TIJUCA in the city of Rio de Janeiro, State of Rio de Janeiro, Brazil promises to pay for this Promissory Note to ITAÚ BBA INTERNATIONAL PLC, or at its order (the "Beneficiary"), in the agency of HSBC Bank USA (Account No. 000155098 - under Reference No. GEOPARK), or any other account designated in writing by the Beneficiary, in funds immediately available and freely transferable on the date of presentation of this Promissory Note, the amount of US$ 70,450,000.00 (Seventy Million Four Hundred Fifty Thousand United States Dollars) that if required to be paid in Brazil, will be converted into Brazilian currency by the Conversion Rate described above, on the date of presentation for payment of this Promissory Note.
This Promissory Note may be submitted for payment within ten (10) years from the date of its issuance.

ISSUER: GEOPARK BRASIL EXPLORAÇÃO E PRODUÇÃO DE PETRÓLEO E GAS LTDA

By: [signature]	By:
Name: DIMAS FERREIRA DA SILVA COELHO	Name:
Position: ADMINISTRATOR	Position:

This Promissory Note issued in terms of the International Line of Credit Loan Contract No. 20140314 entered into March 14, 2014 between GEOPARK BRASIL EXPLORAÇÃO E PRODUÇÃO DE PETRÓLEO E GAS LTDA and Itaú BBA International plc.

PROMISSORY NOTE

No.: 2/2	Place of Issue: São Paulo
Issue Date: March 14, 2014	Due: On Sight
Amount: US$ 21,135,000.00 (Twenty Million One Hundred Thirty- Five Thousand United States Dollars)

Payment Location: in the City of New York, New York, United States of America and the City of São Paulo, State of Sao Paulo, Brazil, at the discretion of the Beneficiary (as defined below)
Conversion Rate: The exchange rate of sales in Brazil of the Foreign Currency described above, published in the Bulletin of Exchange Rates and Market of Banco Central do Brasil and published in Sisbacen -- Bank of Brazil Central System -- Transaction PTAX - 800, Option 5, Quotes for Accounting, Code 220, this rate disclosed on the date of presentation for payment of this Promissory Note and on the banking day immediately preceding. If that rate, for whatever reason, is not published on that date, the Conversion Rate will be the average of the exchange rates of the sale of foreign currency above, applied to eleven (11) hours of the date of presentation for payment of this Promissory Note for three (3) banks chosen by the Beneficiary among the following: Banco Bradesco S.A., Banco Safra S.A., Banco Citibank S.A., Banco de Investimentos Credit Suisse, First Boston Garantia S. A., Banco do Brasil S.A., Banco Santander Brasil S.A. If Banco Central do Brasil fails to report the PTAX 800 through the SISBACEN system, the parties hereby agree to adopt the rate of sale of the Foreign Currency that ITAÚ is using.

When DUE above, GEOPARK BRASIL EXPLORAÇÃO E PRODUÇÃO DE PETRÓLEO E GAS LTDA, incorporated and existing under the laws of the Federative Republic of Brazil, with CNPJ/CPF under No. 17.572.06I/0001-26, domiciled in AVENIDA JORNALISTA RICARDO MARINHO, No. 360, ROOM 118 -- BARRA DA TIJUCA in the city of Rio de Janeiro, State of Rio de Janeiro, Brazil promises to pay for this Promissory Note to ITAÚ BBA INTERNATIONAL PLC, or at its order (the "Beneficiary"), in the agency of HSBC Bank USA (Account No. 000155098 - under Reference No. GEOPARK), or any other account designated in writing by the Beneficiary, in funds immediately available and freely transferable on the date of presentation of this Promissory Note, the amount of US$ 21,135,000.00 (Twenty Million One Hundred Thirty -Five Thousand United States Dollars) that if required to be paid in Brazil, will be converted into Brazilian currency by the Conversion Rate described above, on the date of presentation for payment of this Promissory Note.
This Promissory Note may be submitted for payment within ten (10) years from the date of its issuance.

ISSUER: GEOPARK BRASIL EXPLORAÇÃO E PRODUÇÃO DE PETRÓLEO E GAS LTDA

By: [signature]	By:
Name: DIMAS FERREIRA DA SILVA COELHO	Name:
Position: ADMINISTRATOR	Position:

This Promissory Note issued in terms of the International Line of Credit Loan Contract No. 20140314 entered into March 14, 2014 between GEOPARK BRASIL EXPLORAÇÃO E PRODUÇÃO DE PETRÓLEO E GAS LTDA and Itaú BBA International plc.

REQUEST FOR DISBURSEMENT

(Date)

To
Itaú BBA International plc

Ref: Request for Disbursement under the International Line of Credit Loan Contract No. 20140314 between Itaú BBA International plc (Lender), Geopark Brasil Exploração e Produção de Petróleo e Gás Ltda (Borrower) and its Guarantors, dated March 14, 2014 (the "Contract").

Dear Sirs:

In accordance with item (a) of the single paragraph of Clause 3 of the aforementioned Contract and subject to the conditions established in the Documents, we hereby request the following loan:

1.	Amount: US$ 70,450,000.00 (Seventy Million Four Hundred Fifty Thousand United States Dollars)
2.	Requested Date of Disbursement: ____________, ____.
3.	Principal Payment Dates: According to Annex I of this instrument.
4.	Interest Payment Dates: According to Annex I of this instrument.
5.	Rate of Interest:
5.1. ☐ Fixed Rate % pa
5.2. ☒ LIBOR plus the Margin defined below
5.2.1. Margin: 3.90% (Three point ninety percent) pa
5.2.2. Frequency of LIBOR:
☒ For each Loan, equivalent to the Interest Period.
☐ For each Loan, the period equivalent to ____ months, with the first period starting on the Disbursement Date.

The proceeds of the requested Loan will will be credited in accordance with the information below:
Amount:	US$ 70,450,000.00 (Seventy Million Four Hundred Fifty Thousand United States Dollars)
Pay to (Bank):	341 -- Itaú Unibanco
Name of Beneficiary:	GEOPARK BRASIL EXPLORAÇÃO E PRODUÇÃO DE PETRÓLEO E GÁS LTDA (CNPJ: 07.316.968/0001-70)
Account No. of Beneficiary:	Ag 0911/CC 01407-4
Ref.:	Geopark
Other Information:

We confirm that as of the date of this instrument, the statements and warranties set forth in the Contract are true and that no Noncompliance has occurred or will in the disbursement of the Loan requested by this instrument.

The capitalized terms used in this instrument will have the same meanings ascribed to them in the Contract.

Sincerely,

Geopark Brasil Exploração e Produção de Petróleo e Gás Ltda
By: [signature]	By:
Name: DIMAS FERREIRA DA SILVA COELHO	Name:
Position: ADMINISTRATOR	Position:

Approved by Itaú BBA International plc
By:	By:
Name:	Name:
Position:	Position:

APPENDIX I
TO
REQUEST FOR DISBURSEMENT

PAYMENT SCHEDULE

Principal Payment Date(s) will be on the following date(s):
Principal Payment Date	Portion of Principal Due:
Fill in with dates corresponding to every 6 months after 12 months from the date of disbursement -- inclusive	2 portions of 7,827,777.77 USD
9 portions	7 portions of 7,827,777.77 USD

Interest Payment Date(s) will be on the following date(s):
Dates corresponding to semiannual payment after disbursement

Geopark Brasil Exploração e Produção de Petróleo e Gás Ltda
By: [signature]	By:
Name: DIMAS FERREIRA DA SILVA COELHO	Name:
Position: ADMINISTRATOR	Position:

Approved by Itaú BBA International plc
By:	By:
Name:	Name:
Position:	Position: